Exhibit 5.1










                                  Amtran, Inc.
                           7337 West Washington Street
                             Indianapolis, IN 46231




                                                                 August 1, 2000




                  Re:      Amtran, Inc.
                           Registration Statement on Form S-3


Dear Sirs:

          I am the General Counsel of Amtran, Inc., an Indiana corporation (the "Company"), and am rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of the Company, with respect to $29,000,000 aggregate principal amount of 10-1/2% Senior Notes due 2004 (the "Notes") of the Company. The Notes were originally issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

          I have examined (i) the Indenture, dated as of July 24, 1997, as supplemented by the First Supplemental Indenture, dated as of December 21, 1999 (the "Indenture"), among the Company, as issuer, American Trans Air, Inc., Ambassadair Travel Club, Inc., ATA Vacations, Inc., Amber Travel, Inc., American Trans Air Training Corporation, America Trans Air ExecuJet, Inc., Amber Air Freight Corporation and Chicago Express Airlines, Inc. as guarantors (the "Guarantors"), and First Security Bank, N.A., as trustee (the "Trustee"), pursuant to which the Notes were issued, and (ii) such other documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

          2. Each of the Guarantors is a corporation duly organized and validly existing under the laws of the State of Indiana, except Chicago Express Airlines,


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     Inc., which is duly organized and validly existing under the laws of the
     State of Illinois.

          3. The Indenture has been duly authorized, executed and delivered by each of the Company, the Guarantors and the Trustee.

          5. The Guarantees (as defined in the Indenture) have been duly authorized and issued by the Guarantors.

          6. On the effective date of the Registration Statement, the Notes will have been duly authorized, executed, authenticated and delivered by each of the Company, the Guarantors and the Trustee.

          I am admitted to practice in the State of Indiana, and I express no opinion as to matters governed by any laws other than the laws of the State of Indiana and the Federal laws of the United States of America.

          I hereby consent to the filing of this opinion as an exhibit to the Registration statement. I also consent to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                                              Very truly yours,


                                              /s/ Brian T. Hunt
                                              ----------------------
                                              Brian T. Hunt